Exhibit 4.2

FIRST AMENDMENT
TO
AMENDED AND RESTATED SECOND LIEN CREDIT AGREEMENT
This First Amendment to Amended and Restated Second Lien Credit Agreement (this “Amendment”) is entered into as of December 20, 2017, among LIBERTY CABLEVISION OF PUERTO RICO LLC, a limited liability company organized under the laws of Puerto Rico (the “Company”), LiLAC COMMUNICATIONS INC., a Delaware corporation (“LCI”), and SCPV LEO, L.P., SC LEO, L.P., SC AIV LEO, L.P. and SEARCHLIGHT/SIP HOLDCO SPV II (TRI), L.P. (collectively, the “Searchlight Holders” and together with LCI, the “Shareholders”), the Guarantors party hereto, THE BANK OF NOVA SCOTIA, as Administrative Agent (the “Administrative Agent”) and the Lenders party hereto
BACKGROUND
The Company, the Guarantors, the Administrative Agent and the Lenders are parties to an Amended and Restated Second Lien Credit Agreement dated as of July 7, 2014 (the “Original Credit Agreement” and, as amended by this Amendment and as may be further amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time, the “Credit Agreement”) pursuant to which the Administrative Agent and the Lenders have agreed to provide the Company with certain financial accommodations.
The Company and the Guarantors have requested that the Administrative Agent and the Required Lenders amend the Original Credit Agreement in the manner described below, and the Administrative Agent and the Required Lenders are willing to agree to such amendments on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of the Company by the Administrative Agent and the Lenders, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

1.
Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement. For the avoidance of doubt this Amendment shall constitute a “Loan Document.”

2.	Amendments.

(a)	A new Section 6.21 is hereby added to the Original Credit Agreement as follows:
“Additional Funding. The parties hereto acknowledge and agree that the Company intends to issue Equity Interests not constituting Disqualified Equity Interests and/or incur Subordinated Funding, from time to time on or before December 31, 2018, in an aggregate amount of up to $60,000,000 (the “Maximum

Additional Funding Amount”), the proceeds of which (the “Equity Proceeds”) will be used for liquidity purposes, including in the event of any projected negative cash position or any Event of Default. If the Company’s monthly management-prepared projections indicate a negative cash position (a “Liquidity Shortfall”) in any month ending on or prior to December 31, 2018 (a “Shortfall Month”), then the Company shall issue, prior to the commencement of such Shortfall Month, Equity Interests not constituting Disqualified Equity Interests and/or incur Subordinated Funding resulting in Equity Proceeds in an amount at least equal to the Liquidity Shortfall. If the Company determines that it needs additional capital for purposes of funding its liquidity needs through December 31, 2018, including if Equity Proceeds requested pursuant to the previous sentence have not been received prior to the commencement of a Shortfall Month, then the Company shall promptly request funding of Equity Proceeds sufficient to cover the Liquidity Shortfall or otherwise provide the necessary liquidity, and each Shareholder shall cause the Company to receive a percentage of such Equity Proceeds equal to such Shareholder’s Pro Rata Equity Share (as defined below) on or prior to the 15th day following receipt of such notice. If such Equity Proceeds are not received on or prior to the 15th day following receipt of such notice, then an Event of Default shall be deemed to occur; provided, however, that no such Event of Default shall be deemed to occur at and following such time as the Company has received Equity Proceeds in an aggregate amount equal to or greater than the Maximum Additional Funding Amount. If an Event of Default occurs on or prior to December 31, 2018, then the Company shall issue Equity Interests not constituting Disqualified Equity Interests and/or incur Subordinated Funding resulting in Equity Proceeds in an amount equal to any unused portion of the Maximum Additional Funding Amount and each Shareholder shall cause the Company to receive a percentage of such Equity Proceeds equal to such Shareholder’s Pro Rata Equity Share (as defined below) on or prior to the 15th day following the date on which such Shareholder receives notice of the occurrence of such Event of Default (which the Company shall provide promptly following the occurrence of such Event of Default). For purposes of this Section 6.21, “Pro Rata Equity Share shall mean, (a) in respect of LiLAC Communications Inc., 60%, and (b) in respect of the Searchlight Holders, 40%, in the aggregate, among the Searchlight Holders. The parties hereto consent to the assignment to the Collateral Agent, for the benefit of the Lenders, of the commitment of each of LCI and the Searchlight Holders to cause the Company to receive Equity Proceeds as provided for in this section (the “Capital Commitment”), provided that such Capital Commitment shall not be enforceable to the extent that the Lenders have received payment in full of all Obligations owing to them under the Credit Agreement. To the fullest extent permitted by law, the parties agree that the Capital Commitment shall not constitute a “loan”, “other debt financing” or “financial accommodation”, in each case, to or for the benefit of the Company, within the meaning of 11 U.S.C. § 365(c)(2), and each of the Shareholders and the Company waive any right or ability to reject or otherwise avoid their obligations in connection with the Capital Commitment pursuant to 11 U.S.C. § 365 or otherwise. For the avoidance of doubt, the Maximum Additional Funding Amount shall be reduced by any Equity Proceeds received by the Company on or after December 20, 2017 (whether received in accordance with the terms of this Agreement or otherwise).”.

(b)	Section 7.06(c) (Restricted Payments; Permitted Payments; Permitted Affiliate Transactions) of the Original Credit Agreement is hereby amended by adding the following sentence after clause (xxxii):
“Notwithstanding the foregoing, during the period from December 31, 2017 through December 31, 2018, the Company shall not be permitted to make any Permitted Payments, other than those Permitted Payments specified in clauses (i), (ii), (v), (viii), (xiii), (xvii), (xviii), (xxiii), (xxiv) and (xxvi) of this Section 7.06(c).”.

(c)
Section 7.08 (Financial Covenants) of the Original Credit Agreement is hereby amended as follows: (i) the Company shall not be required to comply with Section 7.08 (Financial Covenants) for the Ratio Periods ending December 31, 2017 through December 31, 2018 (provided that the Financial Covenants will continue to be tested with respect to any other provision of the Credit Agreement that requires Pro Forma Compliance with the Financial Covenants) and (ii) for purposes of determining compliance with Section 7.08 only, for each Ratio Period ending March 31, 2019 and thereafter, the Consolidated First Lien Net Leverage Ratio shall not exceed 5.00: 1.00. For the avoidance of doubt, for any other provision of the Credit Agreement that requires Pro Forma Compliance with the Financial Covenants, the Consolidated First Lien Net Leverage Ratio shall remain at 4.50: 1.00 as provided for in the Credit Agreement.

(d)	Section 8.01(c)(ii) of the Original Credit Agreement is hereby amended in its entirety as follows:
“Any Loan Party fails to perform, observe or comply with the Financial Covenants (for the Ratio Periods specified in Section 7.08) and such failure to perform, observe or comply has not been cured pursuant to Section 8.04, or Equity Proceeds are not received within the time period specified and upon the terms set forth in Section 6.21.”.

3.
Conditions of Effectiveness. This Amendment shall become effective (the “Amendment Effective Date”) upon the Administrative Agent’s receipt of (a) a copy of this Amendment, executed by the Loan Parties and the Administrative Agent (on behalf of the Required Lenders) and (b) an executed copy of an amendment to the First Lien Credit Agreement in substantially the form attached hereto as Exhibit A.

4.	Representations and Warranties. Each Loan Party hereby represents and warrants as follows:

(a)
Each Loan Party (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction) and (b) has all requisite power and authority to execute, deliver and perform its obligations under the Amendment.

(b)
The execution, delivery and performance by each Loan Party of the Amendment (a) has been duly authorized by all necessary corporate or other organizational action and (b) do not contravene the terms of any of such Person’s Organization Documents.

(c)
This Amendment and the Original Credit Agreement, as amended hereby, constitute legal, valid and binding obligations of such Loan Party and are enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(d)
After giving effect to this Amendment, all representations and warranties set forth in the Credit Agreement are true and correct in all material respects as of the date of this Amendment with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided, however, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(e)	After giving effect to this Amendment, no Event of Default or Default has occurred and is continuing.

5.
Miscellaneous. The Shareholders are parties to this Amendment, and by their execution hereof shall become parties to the Credit Agreement, solely with respect to their obligations under Section 6.21 of the Credit Agreement. Each Shareholder shall cease to be a party to the Credit Agreement upon the earlier to occur of (a) December 31, 2018 and (b) the date on which such Shareholder has funded as Equity Proceeds its Pro Rata Equity Share (as defined in Section 6.21 of the Credit Agreement) of the Maximum Additional Funding Amount.

6.	Effect on the Credit Agreement.

(a)
Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement as amended by this Amendment. This Amendment shall be a Loan Document for all purposes under the Credit Agreement.

(b)
Except as specifically amended herein, the Credit Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith as in effect immediately prior to the effectiveness of this Amendment, shall remain in full force and effect, and are hereby ratified and confirmed.

(c)
Except as specifically set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or Lenders, nor constitute a waiver of any provision of the Credit Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

7.
Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as deliver of a manually executed counterpart hereof.

8.
Section Headings. The section headings used in this Amendment are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

9.
Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable (a) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.	Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

11.	Indemnity, Venue, Service of Process, Waiver of Jury Trial. Sections 10.05, 10.15 and 10.16 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

LIBERTY CABLEVISION OF PUERTO RICO LLC

By:    AUTHORIZED SIGNATORY
Name:    AUTHORIZED SIGNATORY
Title:     General Counsel

LiLAC COMMUNICATIONS INC.

By:    AUTHORIZED SIGNATORY
Name: AUTHORIZED SIGNATORY
Title:    Managing Director

SC LEO, L.P.
By: Searchlight Capital Partners GP, L.P, its general partner
By: Searchlight Capital Partners GP, LLC, its general partner
By:    AUTHORIZED SIGNATORY
Name: AUTHORIZED SIGNATORY
Title:     Authorized Person

SCPV LEO, L.P.
By: Searchlight Capital Partners GP, L.P, its general partner
By: Searchlight Capital Partners GP, LLC, its general partner
By:    AUTHORIZED SIGNATORY
Name:    AUTHORIZED SIGNATORY
Title:    Authorized Person

SC AIV LEO, L.P.
By: Searchlight Capital Partners GP, L.P, its general partner
By: Searchlight Capital Partners GP, LLC, its general partner
By:    AUTHORIZED SIGNATORY
Name:    AUTHORIZED SIGNATORY
Title:    Authorized Person

SEARCHLIGHT/SIP HOLDCO SPV II (TRI), L.P.
By: Searchlight Capital Partners GP, L.P, its general partner
By: Searchlight Capital Partners GP, LLC, its general partner
By:    AUTHORIZED SIGNATORY
Name:    AUTHORIZED SIGNATORY
Title:    Authorized Person

THE BANK OF NOVA SCOTIA, as
Administrative Agent

By:    AUTHORIZED SIGNATORY
Name:    AUTHORIZED SIGNATORY
Title:    Director
By:    AUTHORIZED SIGNATORY
Name:    AUTHORIZED SIGNATORY
Title:    Director

EXHIBIT A

[Form of Amendment to Amended and Restated First Lien Credit Agreement]